Exhibit 18

February 14, 2002

Bowne & Co., Inc.

345 Hudson St.
New York, NY, 10014

Ladies and Gentlemen:

      We have audited the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and have reported thereon under date of February 14, 2002. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2001. As stated in Note 1 to those consolidated financial statements, the Company changed its method of accounting for longer term service contracts of its Bowne Global Solutions (BGS) subsidiary from a milestone based to a cost-to-cost based method of applying the percentage of completion method, and the Company changed its method of accounting for shorter term service contracts of BGS from the completed contract method to a cost-to-cost based percentage of completion method. The Company states that the newly adopted accounting principles are preferable in the circumstances because they more accurately reflect the Company’s performance under these contracts by including periodic recognition of income currently rather than irregularly as milestones are achieved or as contracts are completed. It also conforms to the policy followed by the entity (Mendez, S.A.) recently acquired by BGS in August of 2001. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

      With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

      Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted methods of accounting are preferable in the Company’s circumstances.

Very truly yours,

(Signed)

KPMG LLP